Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-173635 on Form S-4 of our report dated February 24, 2011, relating to the consolidated financial statements and financial statement schedule of The Charles Schwab Corporation and the effectiveness of The Charles Schwab Corporation’s internal control over financial reporting appearing in the Annual Report on Form 10-K of The Charles Schwab Corporation for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California
July 22, 2011